                             NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Mickey Foster
Vice President
Corporate and Investor Relations
(732) 933-5140

MILLENNIUM CHEMICALS REPORTS
SECOND QUARTER 2001 OPERATING RESULTS

--“Difficult market conditions persist,” says Landuyt--

EPS loss of ($0.06) excluding unusual items
Pro forma EBITDA $83 million

London, England and Red Bank, New Jersey, July 26, 2001 -- Millennium Chemicals (NYSE-MCH) (“Millennium”) announced today a second quarter 2001 EPS loss of ($0.06) excluding unusual items, improving from the first quarter’s EPS loss of ($0.11), excluding unusual items. Millennium reported second quarter 2001 pro forma EBITDA1 of $83 million compared to the second quarter 2000 pro forma EBITDA of $159 million and first quarter 2001 pro forma EBITDA of $77 million. Second quarter pro forma sales were $891 million, compared to last year’s second quarter pro forma sales of $1.023 billion.

William M. Landuyt, Chairman and CEO of Millennium, said, “Difficult market conditions persist in our businesses due to global economic weakness, the strength of the U.S. dollar and industry overcapacity. During the second quarter we announced decisions to idle a high-cost titanium dioxide plant, reduce our global workforce, and cut capital and discretionary spending. In this challenging market environment our focus continues on streamlining our cost structure, optimizing cash flow and improving capital efficiency. Cost saving initiatives announced in the first half of 2001 are expected to generate over $30 million of annual savings when fully implemented. Progress on that front is already apparent as selling, development and administrative expenses were down 30% in the second quarter from year earlier levels.”

In the second quarter of 2001, Millennium generated a net loss of ($23) million compared to net income of $48 million in the second quarter last year. Included in the second quarter of 2001 is a ($20) million after-tax charge, or ($0.31) per share, related to Millennium’s idling of its high-cost sulfate-process titanium dioxide facility at Hawkins Point, Maryland and reducing its worldwide workforce by 10 percent. Excluding these unusual items, second quarter results would have been a loss of ($3) million or ($0.06) per share. Basic and diluted EPS in the second quarter was a loss of ($0.37) compared to basic and diluted EPS of $0.75 and $0.74, respectively, in the comparable period last year.

Net debt (total debt less cash) at June 30, 2001 totaled $1.142 billion versus $1.090 billion at the end of 2000. John E. Lushefski, Senior Vice President and Chief Financial Officer of Millennium, said, “Capital spending for the first half of 2001, excluding Equistar, was $61 million, which was slightly more than depreciation and amortization. Planned capital spending for 2001 has been reduced from prior estimates to around $100 million, as Millennium focuses on reducing discretionary cash outlays. Efforts are also underway to continue reducing working capital levels.”

Net interest expense was $22 million in second quarter 2001, up from $19 million in second quarter 2000, primarily due to higher debt levels. The percentage of net-debt-to-total-capitalization on June 30, 2001 was 56 percent, up about 2 percentage points from first quarter 2001. In the second quarter, Millennium completed the refinancing of its $500 million bank credit facility, which was scheduled to mature this month. The facility was replaced with a new five-year revolving bank facility, five-year term loans and seven year notes. They provide aggregate credit of $575 million, of which $425 million was drawn at June 30, 2001. Net interest expense is expected to increase about $2 million per quarter due to the refinancing, assuming current debt levels.

Millennium has declared a quarterly dividend on its common stock of $0.135 per share, plus a United Kingdom Notional Tax Credit of $0.015 per share. The dividend will be payable on September 28, 2001 to shareholders of record on September 12, 2001. The ex-dividend date will be September 10, 2001.

TITANIUM DIOXIDE

The Titanium Dioxide (TiO2) segment reported second quarter EBITDA of $40 million, compared to $60 million in the second quarter last year and $50 million in the first quarter of 2001. EBITDA declined due to lower TiO2 prices and lower sales volumes caused by the global economic slowdown, adverse foreign currency movements and general customer caution.

In local currencies, average second quarter prices were up 1 percent from last year’s second quarter, and declined 2 percent from first quarter 2001. In U.S. dollar terms, the worldwide average second quarter price was down 4 percent from both the same quarter last year and first quarter 2001. This decline is primarily due to a combination of weakening currencies and competitive pricing. The euro has steadily eroded versus the U.S. dollar since the beginning of the year, declining 10 percent from its year end 2000 level, and is near its lowest level in six months. The Brazilian real has also declined 15 percent from its year-end 2000 level. In U.S. dollar terms, the average June 2001 price was down 2 percent from the second quarter 2001 average.

Second quarter TiO2 sales volumes of 150,000 metric tons were down 14 percent from the record second quarter last year and down 3 percent from first quarter 2001 levels. The seasonal volume increase normally experienced during the U.S. spring coatings season was barely evident in the second quarter and Europe remains weak as a result of slowing economic growth.

The second quarter’s TiO2 operating rate declined to 85 percent of annual nameplate capacity of 712,000 metric tons compared to 91 percent in last year’s second quarter and 88 percent for the first quarter. Millennium is currently restricting production rates to match demand and manage inventory levels.

Manufacturing costs per metric ton in the second quarter 2001 decreased 3 percent from first quarter 2001 primarily due to lower natural gas costs and favorable foreign exchange movements. This was despite lower fixed cost absorption resulting from the production cutbacks. As previously announced, Millennium will idle for an indefinite period its high-cost 44,000 metric tons per year sulfate-process TiO2 plant in Hawkins Point, Maryland. Additionally, as a result of recent minor debottlenecking and demonstrated operating results, the chloride-process TiO2 plants in Kemerton, Australia and Ashtabula, Ohio have been re-rated, increasing capacity by 10,000 and 12,000 metric tons per year, respectively. Beginning in September, Millennium’s annual TiO2 nameplate capacity will be 690,000 metric tons per year. The idling of high-cost capacity will lower future global manufacturing costs per metric ton.

Outlook
Results for the third quarter are expected to be similar to the second quarter. Global TiO2 prices have not yet stabilized due to competitive pricing and the strong U.S. dollar. Sales volumes also remain weak. These negatives are being partially offset by good progress on controllable cost reduction efforts.

ACETYLS

The Acetyls segment reported second quarter EBITDA of $10 million compared to $14 million in the second quarter last year and $2 million in first quarter 2001. The segment returned to profitability in the second quarter with lower natural gas costs compared to the first quarter of 2001.

VAM prices in the second quarter increased 9 percent over the second quarter last year and decreased 9 percent from first quarter 2001. Acetic acid prices in the second quarter increased 13 percent from the comparable period last year and were down 11 percent from first quarter 2001. VAM volumes in the second quarter of 2001 improved 6 percent over the first quarter.

Outlook
Pricing and costs for VAM continue to decline due to lower ethylene and natural gas costs and the weakening global economy. Results for the third quarter are expected to be similar to the second quarter.

FRAGRANCE & FLAVOR CHEMICALS

The Fragrance & Flavor Chemicals segment reported second quarter EBITDA of $6 million compared to $8 million in the second quarter last year and $6 million in first quarter 2001. Sales volumes were down 12 percent versus last year’s second quarter and down 11 percent from first quarter 2001.

Average selling prices declined 2 percent compared to last year’s second quarter and increased 1 percent from first quarter 2001. The price of crude sulfate turpentine, the key raw material, remained virtually unchanged from last year’s second quarter and first quarter 2001.

Outlook
The market for fragrance chemicals remains competitive and pricing remains under pressure. We expect this difficult market climate to continue for the remainder of the year.

EQUISTAR

Millennium’s 29.5 percent stake in Equistar resulted in a second quarter post-interest equity loss of ($10) million compared to $43 million of equity income in the second quarter last year and a ($24) million equity loss in first quarter 2001.

Ethylene prices decreased 16 percent in the second quarter compared to the first quarter of 2001, while polyethylene prices remained flat. Polyethylene volumes decreased 4 percent in the second quarter compared to first quarter 2001. The cost of ethylene decreased on lower natural gas liquid costs and lower heavy feedstock costs, partially offset by lower coproduct prices. Natural gas liquid prices declined 22 percent in the second quarter versus the first quarter of 2001, while heavy liquid feedstocks decreased 4 percent.

Millennium’s share of Equistar’s underlying second quarter sales was $472 million; of operating income, $3 million; and, of EBITDA, $27 million. Equistar did not distribute any cash to Millennium in the second quarter, and distributions are not expected in 2001.

Outlook
Results at Equistar deteriorated as the quarter progressed. Ethylene contract prices settled down 1.5 cents for May and an additional 1 cent for June. Petrochemicals demand remains soft and pricing continues under pressure. Market demand for polyethylene is poor given uneasiness about the U.S. economy. A recovery in U.S. demand will be necessary before any substantial improvement in Equistar’s results takes place, and third quarter results are currently anticipated to be lower than the second quarter.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride and other products, including cadmium/selenium pigments and silica gel;
  the second-largest producer of acetic acid and vinyl acetate monomer in North America;
  a leading producer of fragrance chemicals; and,
  through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene, and the third-largest producer of polyethylene in North America and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The statements in this press release that are not historical facts are or may be deemed to be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties. These statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which the Company and Equistar operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where the Company and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from the shared control of Equistar and the Company’s future capital commitments for Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of the Company and Equistar to achieve their productivity improvement and cost reduction targets; the occurrence of operating problems at manufacturing facilities of the Company or Equistar; fluctuations in currency exchange rates and other risks of doing business abroad; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters; pricing and other competitive pressures; exposure to legal proceedings relating to present and former operations (including proceedings based on exposure to lead pigments, asbestos and other materials) and other claims; and tax and indemnification liabilities arising from the Company’s dual tax residence in the United States and the United Kingdom. A further description of these risks, uncertainties and other matters can be found in the Company’s Current Report on Form 8-K dated July 26, 2001.

The Company disclaims any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

(Tables follow)

Listen in live to Millennium’s 2001 second quarter earnings discussion on Thursday,
July 26 at 11:30 am EDT via webcast at http://www.millenniumchem.com and click on the Investor Relations icon.
The teleconference number is 212-896-6071
Replay will be available for 24 hours at 858-812-6440, reservation #19284683.

                                          MILLENNIUM CHEMICALS
                                   Consolidated Statements of Income
                                  (in millions, except per share data)
TABLE  I
                                                 Three months ended            Six months ended
                                                     June 30,                      June 30,
                                       -----------------------       ---------------------
                                                2001           2000           2001         2000
                                                ----           ----           ----         ----
Net sales                                    $   419        $   463        $   863      $   886
Operating costs and expenses
         Cost of products sold                   328            331            671          635
         Selling, development and
          administrative expenses                 35             50             78           96
                                               -----          -----          -----        -----

EBITDA                                            56             82            114          155

Depreciation and amortization                     27             29             55           56
                                               -----          -----          -----        -----
Operating income before reorganization
           and plant closure charges              29             53             59           99
Net interest expense                             (22)           (19)           (42)         (37)
Equity earnings of Equistar - operating            3             56             (2)          83
                            - interest           (13)           (13)           (27)         (26)
                            - plant closure        -              -             (6)           -
Reorganization and plant closure charges         (31)             -            (36)           -
Net other income (expense)                         -              2             (1)           5
                                               -----          -----          -----        -----

(Loss) income before provision for income
 taxes and minority interest                     (34)            79            (55)         124

Benefit (provision) for income taxes              12            (30)            18          (47)
                                               -----          -----          -----        -----

(Loss) income before minority interest           (22)            49            (37)          77
Minority interest                                 (1)            (1)            (2)          (4)
                                               -----          -----          -----        -----

(Loss) income                                $   (23)       $    48         $   (39)    $    73
                                             ========       ========        ========    ========

Basic EPS ($/share)                          $ (0.37)       $  0.75         $ (0.61)    $  1.12
                                             ========       ========        ========    ========

Weighted average number of shares
  used to compute basic EPS                   63.518         64.304          63.514      65.255

Diluted EPS ($/share)                        $ (0.37)       $  0.74         $ (0.61)    $  1.11
                                             ========       ========        ========    ========

Weighted average number of shares
  used to compute diluted EPS                 63.518         64.963          63.514       65.907

                                     MILLENNIUM CHEMICALS
                                     Segment Information
                                       ($ Millions)
TABLE II
                                                    2000                                 2001
                               ----------------------------------------         --------------
                                    1Q       2Q      3Q       4Q         FY          1Q       2Q
                                   ----------------------------------------         --------------
EBITDA2
Titanium dioxide                    53       60      55       60        228          50       40
Acetyls                             11       14      19       25         69           2       10
Fragrance & Flavor                   9        8       7        5         29           6        6
                                   ----------------------------------------         --------------

REPORTED                            73       82      81       90        326          58       56
Equistar                            51       77      53        4        185          19       27
                                   ----------------------------------------        --------------
PRO FORMA TOTAL                    124      159     134       94        511          77       83

DEPRECIATION AND AMORTIZATION
Titanium dioxide                    21       22      20       22         85          21       20
Acetyls                              4        5       5        6         20           5        5
Fragrance & Flavor                   2        2       2        2          8           2        2
                                   ----------------------------------------       --------------

REPORTED                            27       29      27       30        113          28       27
Equistar                            23       22      23       24         92          23       24
                                   ----------------------------------------       --------------
PRO FORMA TOTAL                     50       51      50       54        205          51       51

OPERATING INCOME2
Titanium dioxide                    32       38      35       38        143          29       20
Acetyls                              7        9      14       19         49          (3)       5
Fragrance & Flavor                   7        6       5        3         21           4        4
                                   ----------------------------------------       --------------

REPORTED                            46       53      54       60        213          30       29
Equistar                            28       55      30      (20)        93          (4)       3
                                   ----------------------------------------       --------------
PRO FORMA TOTAL                     74      108      84       40        306          26       32

NET SALES
Titanium dioxide                   323      353     351      315     1,342          319      298
Acetyls                             69       80      95       93       337           99       98
Fragrance & Flavor                  31       30      27       26       114           26       23
                                  ----------------------------------------        --------------

REPORTED                           423      463     473      434     1,793          444      419
Equistar                           548      560     577      526     2,211          523      472
                                  ----------------------------------------        --------------
PRO FORMA TOTAL                    971    1,023   1,050      960     4,004          967      891

CAPITAL SPENDING
Titanium dioxide                    16       26      18       33        93           23       26
Acetyls                              2        1       1        3         7            2        3
Fragrance & Flavor                   3        2       1        1         7            1        1
Corporate                            -        -       -        -         -            2        3
                                    --------------------------------------        --------------
TOTAL                               21       29      20       37       107           28       33

                                      MILLENNIUM CHEMICALS
                                  Consolidated Balance Sheets
                                          (in Millions)

TABLE III
                                                              June 30,          December 31,
                                                               2001                2000
                                                               ----                ----
ASSETS
Current Assets:
       Cash and cash equivalents                           $      67             $    107
       Trade receivables, net                                    285                  306
       Inventories                                               333                  373
Other current assets                                             109                  101
                                                                ----                 ----

             Total Current Assets                                794                  887
Property, plant and equipment, net                               915                  957
Investment in Equistar                                           729                  760
Other assets                                                     242                  225
Goodwill                                                         385                  391
                                                                ----                 ----

             Total Assets                                    $ 3,065              $ 3,220
                                                             =======              =======

LIABILITIES AND SHAREHOLDERS'  EQUITY
Current Liabilities:
       Notes payable                                        $      -              $    39
       Current maturities of long-term debt                        2                  391

       Trade accounts payable                                    159                  165

       Accrued expenses and other liabilities                    167                  188
                                                               -----                -----

             Total Current Liabilities                           328                  783

Long-term debt                                                 1,207                  767
Deferred income taxes                                              4                   19
Other liabilities                                                617                  646
                                                               -----                -----

             Total Liabilities                                 2,156                2,215
                                                               -----               ------

Minority interest 20                                              22
Shareholders' equity                                             889                  983
                                                               -----                -----

             Total Liabilities and Shareholders' Equity      $ 3,065              $ 3,220
                                                             =======              =======

__________

1 EBITDA represents income from operations before interest, taxes, depreciation and amortization, other income items and equity earnings. Pro forma EBITDA, presented for comparative purposes, includes the Company’s share of Equistar’s EBITDA, adjusted for an allocation of corporate costs incurred by Millennium .
2 EBITDA and operating income for purposes of this presentation excludes reorganization and plant closure charges recorded in the first and second quarter of 2001.